EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form type)

Pure Cycle Corporation

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock ($ 0.00333 par value)	2,000,000 (1)	$ 9.455 (2)	$ 18,910,000 (2)	$ 2,791.12

Notes:

(1)

Amount to be registered consists of common stock of Pure Cycle Corporation to be issued pursuant to the 2024 Equity Incentive Plan. This Registration Statement also covers any additional securities issuable upon share splits, share dividends or similar transactions pursuant to Rule 416 of the Securities Act of 1933, as amended.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the common stock of Pure Cycle Corporation on April 10, 2024, as reported on the NASDAQ Capital Market.